Exhibit 10.1

Alliant Techsystems Inc.

Amendment to Employment Agreement

with Daniel J. Murphy, Jr.

This AMENDMENT is dated as of March 10, 2008, between Alliant Techsystems Inc. (the “Company”) and Daniel J. Murphy, Jr. (the “Executive”).

WHEREAS, the Company and the Executive have entered into an Employment Agreement dated as of February 1, 2004 (the “Employment Agreement”), which has been amended effective as of January 1, 2005, and the parties now wish to amend the Employment Agreement further.

NOW, THEREFORE, the parties agree that the Employment Agreement is hereby amended as follows:

1.                                       Subsection 3(f) is amended in its entirety to read as follows:

(f) You agree that the Company may, at its sole discretion, defer any compensation including but not limited to salary, bonuses, and stock awards, but excluding SERP payments subject to Section 4(b) of this Agreement, that are not fully deductible for federal or state income tax purposes.  The Company will defer only those amounts that would exceed the deductibility levels under federal or state income tax laws and only until the later of (i) the first taxable year of the Company in which the Company reasonably anticipates, or should reasonably anticipate, that the amounts would be fully deductible, or (ii) the later of the last day of the Company’s taxable year in which your employment terminates or the fifteenth day of the third calendar month following your termination of employment.

2.                                       Paragraph 4(b)(xiii) is amended by revising the second sentence thereof to read as follows:

In addition, if the Company determines that delaying the time any SERP payment is made would increase the probability that such payment would be fully deductible for federal or state income tax purposes, the Company may unilaterally delay the time of the making of such payment or any portion of such payment until the later of (i) the first taxable year of the Company in which the Company reasonably anticipates, or should reasonably anticipate, that the payment will be fully deductible, or (ii) the later of the last day of the Company’s taxable year in which your employment terminates or the fifteenth day of the third calendar month following your termination of employment, but in no event later than twenty-four months after the date such payment would be otherwise payable.

3.                                       Section 5(d) is amended in its entirety to read as follows:

(d)                                 You will not have any rights to these relocation expenses under this Section 5, unless you commence the relocation process within one year following your termination from the Company, and have completed such relocation within two years following your termination from the Company.  All payments under this Section 5 shall be made by the end of the third calendar year following the calendar year in which your termination from the Company occurred.

4.                                       Subsection 6(d) is amended in its entirety to read as follows:

(d)                                 Termination by Company Without Cause.  If the Company terminates your employment without Cause during the initial Term of Employment, you shall be entitled to receive a payment equal to (i) two times the base salary (established at the beginning of that fiscal year) that would have been payable to you through the Term of Employment, or (ii) twenty-four months base salary, whichever is greater.  Applicable withholding and deductions shall be taken from this payment.  As a condition of receiving that payment, you will be required to execute and not rescind a general release of claims against the Company, in a form to be provided to you by the Company (“General Release of Claims”).  If the Company terminates your employment without Cause at any time on or after March 31, 2007, you shall be entitled to receive a payment equal to twenty-four months base salary provided you execute and not rescind a General Release of Claims.  Section 4(b)(ii) governs with respect to payments under any SERP.  This paragraph 6(d) does not apply in the event of a termination upon a Change of Control. In that event, paragraph 6(f) shall apply.  You agree that this payment shall be in lieu of any severance payment for which you are otherwise eligible for from the Company.  Any payment under this subsection shall be made on the first day of the seventh month following the month of your termination of employment.

5.                                       Section 6(g) is amended in its entirety to read as follows:

(g)                                 Termination for Good Reason.  If you terminate your employment with the Company for Good Reason, you shall be entitled to a payment equal to twenty-four months base salary less applicable withholdings and deductions, provided you execute and not rescind a General Release of Claims.  Section 4(b)(iii) governs with respect to payments under any SERP.  Any payment under this subsection shall be made on the first day of the seventh month following the month of your termination of employment.

6.                                       Section 6(h) is amended in its entirety to read as follows:

(h)                                 Termination at the End of Expiration Date.  If this Agreement terminates automatically at the end of the initial Expiration Date or any renewal period Expiration Date because the Company has chosen not to renew your employment, you shall be entitled to a payment equal to twenty-four months base salary, less applicable withholdings and deductions, provided you execute and not rescind a General Release of Claims.  Section 4(b) governs with respect to payments under any SERP.

7.                                       This Amendment shall be effective as of January 1, 2005.

8.                                       In all respects not amended, the Employment Agreement is hereby ratified and                 confirmed.

Date: March 14, 2008	By:	/s/ Daniel J. Murphy
Daniel J. Murphy, Jr.

Date: March 14, 2008	ALLIANT TECHSYSTEMS INC.

	By:	/s/ Paula J. Patineau
		Name:	Paula J. Patineau
		Title:	Senior Vice President Human
Resources and Administrative
Services